Exhibit 23.1

CONSENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS

Electric City Corp.
Elk Grove Village, Illinois

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 21, 2003, except Note 20 which is as of February 27, 2003 and Note 21 which is as of June 3, 2003, relating to the consolidated financial statements of Electric City Corp., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO SEIDMAN, LLP
Chicago, Illinois
October 20, 2003